Exhibit 99.1
PRESS RELEASE

Signify Health Appoints Seasoned Tech Executive Arnold Goldberg to Board of Directors

DALLAS and NEW YORK (August 25, 2021) — Signify Health, Inc. (NYSE: SGFY), a leading value-based healthcare platform that leverages advanced analytics, technology and nationwide healthcare provider networks, today announced the appointment of Arnold Goldberg as an independent member of its board of directors, serving on the audit committee. Most recently serving as Senior Vice President, Chief Product Architect and Senior Technologist at PayPal, Mr. Goldberg brings deep knowledge of platform architecture and product strategy to Signify Health, as well as valuable experience leading and scaling teams of technologists for some of the biggest and most groundbreaking technology companies of the past two decades.
“Arnold is a seasoned engineering and product strategy leader who has helped transform many of the leading technology platforms of recent years,” said Kyle Armbrester, Signify Health CEO. “There is a transformation underway within the healthcare payment and delivery system, and Signify Health aims to be the catalyst in the move toward value-based care. We welcome Arnold as an esteemed member of our board to lend his expertise to our technology platform to facilitate payers, providers, life science companies, and community-based organizations to help more people spend more healthy, happy days at home.”
From 2013 through 2021, Mr. Goldberg served in various executive and leadership positions at PayPal Holdings, Inc., most recently as Senior Vice President, Chief Product Architect and Senior Technologist. From 2001 through 2012, Mr. Goldberg served in various senior engineering positions at Box, Inc. (2009-2012), LinkedIn Corporation (2008-2009) and eBay Inc. (2001-2008). Since 2013, Mr. Goldberg has served on the Advisory Board of the University of Florida, College of Engineering. He currently serves on the Boards of inXpress and MarketNation. Mr. Goldberg holds a Bachelor of Science in Computer Engineering from the University of Florida.
The addition of Mr. Goldberg to the Board aligns with Signify Health’s focus on leveraging the power of its platform to address the factors that are critical to success in value-based payment programs.
“Signify Health’s large and diverse base of customers offers a unique opportunity to build software, analytics and decision support tools to drive better outcomes across the continuum of care,” said Mr. Goldberg. “I look forward to helping Signify Health as it continues to build out its advanced analytics and technology-enabled services and launch new innovative programs that will foster long-term growth and impact on the healthcare system.”
About Signify Health
Signify Health is a leading healthcare platform that leverages advanced analytics, technology, and nationwide healthcare provider networks to create and power value-based payment programs. Our mission is to transform how care is paid for and delivered so that people can enjoy more healthy, happy days at home. Our solutions support value-based payment programs by aligning financial incentives around outcomes, providing tools to health plans and healthcare organizations designed to assess and manage risk and identify actionable opportunities for improved patient outcomes, coordination and cost-savings. Through our platform, we coordinate what we believe is a holistic suite of clinical, social, and behavioral services to address an individual’s healthcare needs and prevent adverse events that drive excess cost, all while shifting services towards the home. For more information on how we are taking health homeward, visit us at signifyhealth.com.

Investor Contact:
Jennifer W. DiBerardino
Head of Investor Relations and Treasurer
investor.relations@signifyhealth.com

Media Contact:
Lynn Shepherd
Vice President of Communications
lshepherd@signifyhealth.com

Source: Signify Health